Exhibit 99.1

Liberty Global Reports Q3 and YTD 2015 Results

320,000 RGU Additions in Q3, including 296,000 in Europe
Q3 Rebased Revenue Growth of 4%, including 7% for LiLAC
Free Cash Flow Surges to $770 Million in Q3, $1.7 Billion YTD
All Full-Year 2015 Financial Guidance Confirmed

Denver, Colorado November 5, 2015: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results1 for the three months ("Q3") and nine months ("YTD") ended September 30, 2015 for the Liberty Global Group2 and the LiLAC Group2.

Key highlights for the consolidated operations of Liberty Global plc:
•Subscriber additions accelerated sequentially to 320,000 in Q3, increasing our total organic
RGU3 additions to 526,000 for the YTD period
◦Strong take-up of our superior broadband products with 222,000 net additions in Q3
◦Our quarterly video attrition halved in Q3, as compared to the average of Q1 and Q2
•Project Lightning on track in the U.K.; exploring network extension programs in Germany,
CEE and Chile
◦Total opportunity of over 10 million homes across our regional footprints
•Rebased4 revenue increased to 4% in Q3, up from 3% in prior two quarters to $13.7 billion YTD
◦Improvement in revenue growth driven by Germany, Belgium, the U.K. and LiLAC
•Rebased OCF5 growth of 3% for both Q3 and YTD, reaching $6.5 billion YTD
◦OCF growth adversely impacted by the underperformance of Ziggo
◦Excluding Ziggo, rebased OCF growth would have been 4% in Q3
•Operating income of $1.7 billion YTD, including $546 million in Q3
•Free Cash Flow ("FCF")6 increased 24% to $1.7 billion YTD, including $770 million in Q3, which was more than double Q3 2014

Operating and financial highlights for the Liberty Global Group, our European business:
•Leveraging our superior fiber-rich network to provide customers with best-in-class connectivity and entertainment
◦Q3 organic RGU additions rebounded to 296,000, up 3x compared to Q2
◦Added 102,000 RGUs in Germany, 68,000 in the U.K. and 26,000 in Belgium
•Speed leadership across our footprint with top tiers of 200 to 500 Mbps across Europe
◦Germany and U.K. key contributors to 200,000 new broadband RGUs in Q3
◦Introduced new WiFi & Telephony gateway to deliver best-in-class WiFi experience

•Quality program has supported operational improvements at Ziggo, resulting in lower attrition
◦Q3 RGU losses of 18,000 over 70% lower versus H1 average
◦Differentiating our products with Replay TV and launch of new sports channel
•Executing aggressive new product roadmap
◦Record Horizon quarter and continued TiVo traction, adding 339,000 new subscribers in Q3, surpassing the 4 million milestone
◦Launched mobile service in Ireland and enhanced our offerings in Switzerland and the
Netherlands, adding 4G speeds and more data
•Improved revenue trends driving financial results; balance sheet remains strong
◦Rebased revenue growth of 3.5% and rebased OCF growth of 3% in Q3
◦Q3 rebased revenue growth of 7% in Germany, 6% in Belgium and 5% in the U.K.
◦Net leverage7 of 4.9x, extended maturity profile and nearly $5 billion in total liquidity8

Operating and financial highlights for the LiLAC Group:
•Customer and RGU gains continue to support robust financial performance
◦Third straight quarter of customer growth driven by Chile, up 10,000 in Q3
◦Organic RGU additions of 102,000 YTD, including 24,000 in Q3, fueled by 73,000 broadband additions YTD

•	Strong financial results across the board
◦Q3 rebased revenue growth of 7%, reaching $908 million YTD
◦Second consecutive quarter of double-digit rebased OCF growth, including Q3 at 10%
◦Net leverage of 3.9x with minimal debt maturities prior to 2022
◦Reduced fully-swapped borrowing cost by 230 bps to 6.4% at September 30 following a series of transactions relating to a re-strike of our derivative position

CEO Mike Fries commented, "Subscriber growth is back on track with 320,000 RGU additions in the third quarter, including 220,000 new broadband subscribers. This acceleration in volume growth was fueled by our operations in Germany and the U.K. Continued traction of our cutting-edge Horizon TV platform resulted in a record quarter of almost 250,000 new subscriptions. The execution of our aggressive technology roadmap continues delivering innovative products like our recently launched Replay TV functionality and next-generation WiFi gateway."

"In the Netherlands, our renewed focus on service quality and product launches since the Ziggo rebrand resulted in better subscriber performance as compared to the first half. With momentum continuing across the rest of our business, we are targeting up to one million organic RGU additions for 2015, and look forward to a strong Q4. On the mobile front, we improved our product portfolio with the launch of data-rich 4G offerings in Switzerland, the Netherlands and Chile. In total, we added over 450,000 postpaid subscribers in the last twelve months and together with our successful split-contract mobile offering, drove our Q3 rebased mobile revenue by 18% year-over-year.”

"From a financial perspective, in Europe we reported 3.5% rebased revenue growth in Q3, our best quarterly performance in two years, led by top-line growth in Germany, Belgium and the U.K. Our YTD rebased OCF growth came in at 3%. As we continue to expect to meet full-year guidance of mid-single-digit rebased growth, we anticipate a higher OCF growth rate in Q4 than the YTD growth rate for our

European operations. Finally, we generated Free Cash Flow of $1.7 billion during the first nine months of 2015, a 24% improvement year-over-year."
"In Latin America and the Caribbean, we reported another strong set of results, including robust subscriber growth, 7% rebased revenue and 10% rebased OCF growth in Q3. Our fast-growing LiLAC operations in Chile and Puerto Rico, together with our scale opportunity and improving demographics in this region of the world, make this an exciting investment vehicle."
"Our levered-equity approach, which includes targeted gearing in the 4-5x range, remains a core pillar of our value creation strategy. The debt on our balance sheet has an average maturity of nearly eight years and we have no material repayments until 2021. With nearly $5 billion of total liquidity, we have a solid foundation on which to launch our major initiatives such as a ramping Liberty 3.0 program9, which includes, among other items, our new build Project Lightning in the U.K."
Subscriber Statistics - Liberty Global Group (Europe)
At September 30, 2015, we provided a total of 53.2 million subscription services ("RGUs") across our footprint of 48.8 million homes passed in Europe. From a product perspective, these services consisted of 22.8 million video, 16.6 million broadband internet and 13.8 million telephony subscriptions. During the quarter, we increased our RGUs by 300,000, including 296,000 organic RGU additions and a small in-market acquisition in the Czech Republic. Driven by record Q3 customer growth in the U.K. of 42,000 and strong customer additions in Germany of 14,000, our customer base in Europe expanded by 5,000 on an organic basis to 25.8 million in total. We ended Q3 with a bundling ratio of 2.06 RGUs per customer as 45% of our customers subscribed to a triple-play product, 16% subscribed to a double-play product and 39% subscribed to only one of our products.

As expected, our Q3 organic additions showed a strong improvement from the modest subscriber gains in the first half of 2015. From a regional standpoint, our Q3 organic additions consisted of 178,000 RGUs in Western Europe and 118,000 in CEE. In Germany, we gained 102,000 RGUs in Q3, driven by our broadband momentum and low video attrition. In the Netherlands, Ziggo significantly improved its quarterly RGU performance, paring RGU losses to 18,000 in Q3, as compared to RGU losses of 87,000 in Q2. This improvement was primarily driven by broadband growth and lower overall video and telephony attrition. Ziggo's progress in the highly competitive Dutch market, which occurred despite the fact that we implemented a July 1 price increase in the former UPC footprint, is partly due to the benefits of the quality program that we initiated in July, and the introduction of more aggressive promotional offers to new subscribers in mid-July.

Elsewhere in Western Europe, Virgin Media added 68,000 RGUs in the U.K. during Q3, as higher year-over-year broadband internet and telephony growth more than offset a weaker video result that was impacted by a £3 per month price increase in September on our TV XL package, which has included BT Sport Europe since August. In Belgium, Telenet added 26,000 subscribers on the back of attractive triple-play promotions throughout the summer months, and a campaign that highlighted several monetary advantages that both new and existing customers enjoy. Rounding out our key Western European operations, the net attrition of 13,000 RGUs in Switzerland was driven by lower sales and elevated churn, due in part to our announced basic cable price increase of 7% on average for our customers, effective January 1, 2016. This price increase is supported by network investments and product improvements, such as more HD channels in our basic digital offer and the expansion of our Replay TV functionality.

Turning to our product performance, our organic subscriber growth was powered by our 201,000 broadband RGU additions in Q3, with nine out of our 12 European countries reporting higher organic broadband gains as compared to the second quarter. Of particular note, our Dutch business added 29,000 broadband RGUs during the quarter, a strong sequential improvement as compared to 11,000 RGU losses in Q2 2015. In the U.K., our Q3 broadband RGU additions increased 14% year-over-year to 56,000 and included some early benefits from Project Lightning. In Germany, Belgium and Switzerland, we added 58,000, 13,000 and 4,000 broadband RGUs during the quarter, respectively. With respect to our fixed telephony business, we gained 159,000 new subscribers in Q3, an increase versus 147,000 additions in Q3 2014, as improvements in Romania, the U.K., Switzerland and Austria more than offset lower additions in our other European markets.

During Q3, we continued investing in our next-generation video platforms, including the expansion of our out-of-home video capabilities and the successful roll-out of our Replay TV functionality in the Netherlands and Switzerland. We experienced our strongest quarterly Horizon TV performance on record, partly driven by solid Ziggo results. In total, we increased our next-generation TV subscriber base by 339,000, of which Horizon TV contributed 248,000 and TiVo delivered 91,000. This brings the combined base to 4.3 million at the end of Q3. As only 20% of our total cable video base subscribed to our next-generation platforms at the end of Q3, we see ample up-sell potential ahead of us. In terms of our overall video performance, we lost 64,000 organic RGUs, the lowest quarterly net attrition in 2015, but above the 49,000 loss we reported in Q3 2014. The Q3 year-over-year variance was primarily the result of continued elevated video churn at Ziggo (44,000) and a weaker result in Switzerland (22,000), partially offset by improvements in CEE and Germany. At September 30, 2015, we had 14.1 million enhanced video subscribers, representing enhanced video penetration10 of 64%, and 7.9 million basic video subscribers.

In addition to our triple-play business, we finished Q3 2015 with 4.6 million mobile subscribers11, an increase of 65,000 during the quarter. This growth was led by our Western European operations, which added 61,000 subscribers, including 24,000 in Belgium and 13,000 in Germany. Virgin Media added 13,000 mobile subscribers in the U.K., including 55,000 postpaid gains and 42,000 prepaid losses. The postpaid result at Virgin Media represented our best quarterly performance since Q2 2014, driven by the continued success of our split-contract program12. At the end of Q3 2015, over 82% of our mobile subscribers were postpaid subscribers, up from 77% in Q3 2014. We have recently expanded our mobile capabilities with two key developments. First, we commenced the full launch of our mobile service in Ireland in October, where we are a full-MVNO, offering unlimited data, text and national calls. Secondly, we delivered on our promise to offer our customers the best connectivity wherever they are by introducing our new 4G mobile service at UPC Cablecom in September and in the Netherlands at the end of October.

Revenue - Liberty Global Group (Europe)
For the three and nine months ended September 30, 2015, Liberty Global Group revenue increased 2% to $4.3 billion and remained flat at $12.8 billion, respectively, as compared to the corresponding prior year periods. The principal drivers of our reported revenue growth for Q3 were the inclusion of Ziggo and, to a lesser extent, organic revenue growth, mostly offset by negative foreign currency ("FX") movements related to the strengthening of the U.S. dollar against all of our functional currencies. For the YTD period, the negative impact of FX movements roughly offset the inclusion of Ziggo and our organic revenue growth during the period. Adjusted for acquisitions, dispositions and FX, our operations attributed to the Liberty Global Group achieved year-over-year rebased revenue growth of 3.5% and 3% during the Q3 and YTD 2015 periods, respectively.

Our rebased revenue performance during the Q3 and YTD periods included the net effects of certain non-recurring and non-operational items, the most significant of which were: (i) the net positive impacts of $43 million and $84 million, respectively, from the upfront recognition of mobile handset revenue in connection with our split-contract programs in the U.K. and Belgium, (ii) the negative impacts of $20 million and $83 million, respectively, of increased VAT obligations, comprised of $16 million and $71 million, respectively, in the U.K. and $4 million and $13 million, respectively, at our direct-to-home ("DTH") business, (iii) the favorable impacts of $5 million and $18 million, respectively, of higher amortization of deferred upfront business-to-business ("B2B"13) fees in the U.K. and (iv) the $12 million negative impact of a Q1 2014 favorable revenue settlement in Germany during the YTD period.
From a product perspective, broadband internet services remained the primary driver of our overall rebased revenue growth in the Q3 and YTD 2015 periods. Our revenue performance was further bolstered by strong B2B (including SOHO) and mobile (including interconnect and handset sales) growth, which delivered rebased revenue growth rates in Q3 of 8% and 20.5%14, respectively.
In terms of regional results, Western Europe, which accounts for over 90% of Liberty Global Group's revenue, delivered 4% rebased revenue growth for the three months ended September 30, 2015, an improvement from 3% in the prior year period. Our operations in the CEE region posted 2% rebased top-line growth in Q3 2015, in line with last year's Q3 rebased revenue result.
On a country specific level, our Q3 Western European performance was led by our German operation, which delivered 7% rebased revenue growth, its best growth in six quarters. This result was primarily driven by a well-balanced combination of growth in ARPU15 per RGU and subscribers. Our Belgian operations benefited from targeted promotions that resulted in subscriber additions to enhanced fixed services, which contributed to Telenet's 6% rebased revenue growth for Q3. Additionally, Virgin Media in the U.K. delivered 5% rebased revenue growth, our highest quarterly growth rate since the acquisition. The principal growth drivers in the U.K. were cable subscription revenue, primarily due to ARPU per RGU improvements and subscriber growth, and the aforementioned benefit from our split-contract program, which was partly offset by the adverse change in VAT in January 2015.
Elsewhere in Western Europe, our operation in Switzerland/Austria delivered 3% rebased revenue growth in Q3, which is in line with prior quarters. Meanwhile, our Dutch business posted a rebased revenue contraction of 2%. The decline primarily resulted from RGU losses. Looking ahead, given the lack of recent subscriber growth and the current competitive environment, we expect the fourth quarter of 2015 to remain challenging with respect to the rebased revenue growth of Ziggo.

Operating Cash Flow - Liberty Global Group (Europe)
Liberty Global Group's reported OCF increased 4% to $2.1 billion and 1% to $6.1 billion for the three and nine months ended September 30, 2015, respectively, as compared to the corresponding prior-year periods. The underlying reasons for our reported OCF growth were consistent with the aforementioned revenue drivers, including the negative impact of FX movements and the contribution from Ziggo. On a rebased basis, the operations attributed to the Liberty Global Group delivered 3% OCF growth for each of the three and nine month periods ended September 30, 2015.
Our rebased OCF performance for the YTD period included the net negative impact of certain items, the most significant of which were: (i) $31 million of additional integration-related expenses, primarily in the Netherlands and Belgium and (ii) $17 million of Liberty 3.0 program costs in the Corporate and other segment. Turning to the Q3 period, our rebased OCF performance included the net favorable revenue items mentioned above, but these were more than offset by the net unfavorable impact of certain items. The most significant headwind in Q3 was the non-recurring net benefit of $28 million relating to network infrastructure charges at Virgin Media that benefited Q3 2014, and we also incurred $7 million in incremental costs related to our Liberty 3.0 program during Q3.

From a regional basis, our Western European operations delivered 4% rebased OCF growth in Q3 2015, while our CEE region posted a 1% rebased OCF contraction. CEE was negatively affected by the recurring $4 million quarterly increase in VAT payments related to our Luxembourg-based DTH operation that took effect on January 1, 2015.

Turning back to Western Europe, our Q3 OCF performance was fueled by our German operation, which delivered 9% rebased growth in the third quarter. This result is primarily due to the aforementioned revenue growth drivers that outpaced an increase in Germany's expenses, largely due to higher staff-related costs and programming and copyright costs. Belgium and Switzerland/Austria each delivered 7% rebased OCF growth. Telenet's growth was primarily driven by solid cable and mobile subscriber growth and the continuing benefits from the Q1 2015 price increase. Growth in Switzerland/Austria was supported by revenue growth and lower marketing spend in Q3 2015, as compared to Q3 2014.

Moving to our largest operation, we posted 4% rebased OCF growth in U.K./Ireland, driven by the aforementioned revenue performance in the U.K., partly offset by an increase in total operating costs, including higher sports programming expenses, and the nonrecurring reduction in network infrastructure charges in 2014 mentioned above. Finally, in the Netherlands, our Q3 OCF declined 1% on a rebased basis, primarily due to the previously-mentioned revenue decreases. We achieved a sequential improvement in OCF during Q3 of $18 million, mainly due to lower integration-related expenses. We are delivering on the Ziggo synergy plan, which we expect to deliver a favorable impact on the OCF performance in Q4 2015.

For the three and nine months ended September 30, 2015, we reported OCF margins16 of 48.1% and 47.8%, respectively. These represent improvements of 60 and 40 basis points, respectively, from the 47.5% and 47.4% margins we reported for the corresponding prior year periods.

Property and Equipment Additions - Liberty Global Group (Europe)
For Q3 2015, the Liberty Global Group incurred property and equipment ("P&E") additions17 of $981 million or 22.9% of revenue, as compared to $845 million or 20.1% of revenue in the corresponding prior-year period. From a YTD perspective, the Liberty Global Group reported P&E additions of $2.8 billion or 22.1% of revenue, as compared to $2.6 billion or 20.4% in the YTD 2014 period.

The increase in absolute P&E additions for both the Q3 and YTD periods is primarily related to increases associated with the acquisition of Ziggo and higher spend for new build and upgrade projects. These increases were partially offset by the impact of the strengthening of the U.S. dollar against all of our European currencies. In terms of our YTD P&E additions by category, 48% was related to CPE and scalable infrastructure, 25% was related to line extensions and upgrade/rebuild activity and 27% was related to support capital, including IT upgrades and general support systems.

Pursuant to our Liberty 3.0 program, we have initiated a detailed review to explore medium-term network extension opportunities in several of our other markets, including Germany, Poland, Romania and Hungary.

Free Cash Flow - Liberty Global Group (Europe)
We generated Q3 and YTD Free Cash Flow from operations attributed to the Liberty Global Group of $759 million and $1,653 million, respectively, as compared to the $344 million and $1,334 million in the corresponding prior-year periods. The increase in our FCF generation in Q3, as compared to Q3 2014, is attributable to organic OCF growth, benefits from our vendor financing program, the effect of lower interest rates and the inclusion of Ziggo, partially offset by the adverse impact of FX. The improvement of our YTD FCF performance in 2015, as compared to the corresponding 2014 period, is attributable to the inclusion of Ziggo, the effect of lower interest rates and benefits related to organic OCF growth, partially offset by adverse movements in FX and the impact of higher tax payments, primarily in Belgium.

Leverage, Liquidity & Shares Outstanding - Liberty Global Group (Europe)
At September 30, 2015, we had attributed total third-party debt18 of $44.7 billion and cash and cash equivalents of $873 million to the Liberty Global Group. As compared to June 30, 2015, such debt increased by $1 billion primarily due to a $938 million increase in the principal amount of debt associated with our position in ITV plc ("ITV").

With respect to our leverage position at September 30, 2015, and after excluding $2.4 billion of debt backed by shares we hold in Sumitomo Corporation and ITV, the consolidated adjusted gross and net leverage ratios associated with the debt attributed to the Liberty Global Group was 5.0x and 4.9x, respectively, as of the end of Q3. The average tenor of third-party debt attributed to the Liberty Global Group was nearly eight years at the end of Q3, with only 10% due before 2020. The blended fully-swapped borrowing cost19 of such debt was 5.1%.
We finished the third quarter of 2015 with total liquidity of $4.7 billion, including $873 million of cash as noted above, and aggregate borrowing capacity of $3.8 billion, as represented by the maximum undrawn commitments under each of the credit facilities20 attributed to the Liberty Global Group.
At October 30, 2015, we had 860 million Liberty Global Group shares outstanding, including 253 million Class A ordinary shares, 10 million Class B ordinary shares and 597 million Class C ordinary shares.

Subscriber Statistics - LiLAC Group
At September 30, 2015, we provided a total of 3.5 million subscription services across our cable footprint of 4.1 million homes passed within Chile and Puerto Rico. From a product perspective, these services consisted of 1.3 million video, 1.3 million broadband internet and 0.9 million telephony subscriptions. During the third quarter of 2015, we increased our subscriber base by 24,000 organic RGU additions, which consisted of 17,000 in Chile and 6,000 in Puerto Rico. During Q3, we experienced our third consecutive quarter of customer growth as we increased our unique customers by 10,000 to 1.7 million. From a bundling perspective, 66% of our customers subscribe to more than one product from us, and our bundling ratio was 2.1x at the end of the quarter.
Our Q3 organic additions of 24,000 RGUs were in-line with the same period last year. From a geographic perspective, we nearly doubled our Q3 year-over-year organic subscriber growth in Chile, with 17,000 RGU additions in the current quarter. This operating momentum was due in part to the continued success of our "Vive Más" bundles and our expanded HD line-up. We delivered year-over-year improvements in all three products, including our best Q3 broadband growth in four years. In Puerto Rico, we added 6,000 RGUs in Q3, in-line sequentially from Q2 2015, but a decline from Q3

2014. The year-over-year decline was due in part to a strong triple-play proposition in H2 2014 that included higher speeds, an enhanced video product and an attractive voice offer that was well received in the market.
In Chile, we added 5,000 mobile subscribers during Q3, increasing our total mobile subscribers at quarter-end to 134,000. The competitive landscape has intensified recently with the entrance of a low-priced competitor, which tempered our growth in mobile net adds in the quarter. However, we believe that our competitive position has improved with the successful launch of our LTE mobile service during Q3.
Revenue - LiLAC Group
For the three and nine months ended September 30, 2015, the reported revenue of our operations attributed to the LiLAC Group increased 3% to $309 million and remained relatively flat at $908 million, respectively, as compared to the corresponding prior-year periods. Our reported increases for the Q3 and YTD periods include the positive impacts of the inclusion of Choice in Puerto Rico, organic revenue growth and the negative impact of FX movements related to declines of 17% and 14%, respectively, of the Chilean peso against the U.S. dollar. When adjusting to neutralize the impact of acquisitions and FX, the businesses attributed to the LiLAC Group delivered year-over-year rebased revenue growth of 7% in Q3 and 6% for the YTD period.

From a country perspective, Chile posted rebased revenue growth of 7% and 6% for the three and nine months ended September 30, 2015, respectively, fueled by continued volume growth, higher ARPU per RGU and strong growth in mobile subscription revenue. In Puerto Rico, we generated a 7% rebased revenue increase YTD, including 6% growth in Q3, due primarily to the net impact of volume gains, ARPU per RGU declines and the success of our B2B business (including SOHO), which grew over 20% on a rebased basis year-over-year.

Operating Cash Flow - LiLAC Group
The businesses attributed to the LiLAC Group delivered OCF of $128 million and $364 million for the three and nine months ended September 30, 2015, reflecting year-over-year increases of 8% and 4.5%, respectively. Our reported growth for the LiLAC Group also included the impact of FX headwinds related to the Chilean peso (as noted above), as well as the positive impact of including Choice beginning in June 2015. From a rebased perspective, we delivered 10% year-over-year OCF growth for the LiLAC Group in each of the three and nine month periods ended September 30, 2015.

In Chile, VTR reported rebased OCF growth of 11% and 10% for the three and nine months ended September 30, 2015, respectively, as compared to the corresponding prior-year periods. Rounding out our LiLAC Group operations, Puerto Rico generated rebased OCF growth of 9% for Q3 2015 and 11% for YTD 2015.

The LiLAC Group's reported OCF margin increased by 190 and 160 basis points year-over-year to 41.4% and 40.0% for the three and nine months ended September 30, 2015, respectively. These improvements were supported by revenue growth and improved operational leverage.

Property and Equipment Additions - LiLAC Group
Operations attributed to the LiLAC Group reported P&E additions of $59 million or 19.1% of revenue for the three months ended September 30, 2015, as compared to $64 million or 21.3% of revenue in Q3 2014. On a YTD basis, we reported P&E additions of $185 million or 20.4% of revenue during 2015 as compared to $198 million or 21.9% of revenue for the corresponding prior-year period.

The declines in our absolute P&E additions were partially due to the decline in the value of the Chilean peso versus the U.S. dollar and a decline in upgrade/rebuild expenditures. In terms of allocation in the YTD 2015 period, 67% of our spend was related to CPE and scalable infrastructure, 19% to line extensions and upgrade/rebuild activity and 14% to support capital, including IT upgrades and general support systems.

Pursuant to our Liberty 3.0 program, we have initiated a detailed review to explore medium-term network extension opportunities in our markets.

Free Cash Flow - LiLAC Group
For the three and nine months ended September 30, 2015, the operations attributed to the LiLAC Group generated FCF of $11.5 million and $39.5 million, respectively. This compares to negative FCF of $34 million and positive FCF of $29 million during the respective prior-year periods.

For both periods, our modest year-over-year FCF increase was derived largely from trade working capital improvement and OCF growth, partially offset by higher interest payments in the YTD period. The higher YTD interest payments were directly attributable to interest and related derivative payments of approximately $67 million in January 2015 on the $1.4 billion in bonds at VTR Finance B.V., as similar payments were not required to be made in the corresponding prior-year period.

Leverage, Liquidity & Shares Outstanding - LiLAC Group
At the end of Q3 2015, we had attributed total third-party debt of $2.3 billion and cash and cash equivalents of $239 million to the LiLAC Group. As compared to June 30, 2015, the carrying value of our debt attributed to the LiLAC Group was unchanged, while the cash balance attributed to the LiLAC Group improved by $6 million.

At September 30, 2015, the average tenor of our third-party debt attributed to the LiLAC Group was nearly eight years, with minimal maturities prior to 2022. Our blended fully-swapped borrowing cost of such debt was 6.4% at the end of Q3 2015, as compared to 8.7% at June 30, 2015. The reduction in our borrowing cost reflects the impact of a series of transactions that we undertook in our Chilean credit pool during Q3 2015, relating to a re-strike of a large portion of derivatives associated with our $1.4 billion principal amount of our senior secured notes. The net impact of these transactions resulted in a reduction in the annual swapped coupon (as noted above) that we pay going forward, with the notional amount of our leverage on a swapped basis increasing from CLP 760 billion to CLP 911 billion.

As a result of the re-strike, the gross and net leverage ratios associated with the debt attributed to the LiLAC Group increased to 4.4x and 3.9x, respectively, as compared to adjusted ratios of 3.9x and 3.5x in Q2 2015, respectively, after giving pro forma effect to the OCF impact of the Choice transaction.

At October 30, 2015, we had 44 million LiLAC shares outstanding, including 13 million Class A ordinary shares, 0.5 million Class B ordinary shares and 31 million Class C ordinary shares.

Profit Forecast for Liberty Global for the Year ending December 31, 2015

Liberty Global is currently in an offer period (as defined in the City Code on Takeovers and Mergers (the “Code”)) with respect to Cable & Wireless Communications Plc. Accordingly, pursuant to the requirements of Rule 28 of the Code, by publishing an ordinary course "profit forecast" in this release Liberty Global is required to include a statement by the Directors that such profit forecast remains valid. In addition, we must include in this release a confirmation by our Directors that the profit forecast has been properly compiled on the basis of the assumptions stated and that the basis of accounting used is consistent with Liberty Global’s accounting policies.
As noted in the release, Liberty Global today is confirming all full-year 2015 financial guidance targets, which includes the following statements:
•Full-year guidance of mid-single-digit rebased OCF growth for Liberty Global Group
•Full-year guidance of mid-single-digit rebased OCF growth for LiLAC Group

The above statements for the year ending December 31, 2015, constitute profit forecasts for the purposes of the Code (the “Liberty Global Profit Forecast”). Please see pages 15 and 18 for our Operating Cash Flow (“OCF”) definition and the required reconciliation and how we calculate rebased growth rates.
The Liberty Global Profit Forecast has been prepared on a basis consistent with the accounting policies for Liberty Global, which are in accordance with generally accepted accounting standards in the U.S. and those which Liberty Global anticipates will be applicable for the full year ending December 31, 2015. Liberty Global has prepared the Liberty Global Profit Forecast based on unaudited interim financial results for the nine months ended September 30, 2015, and an internal management forecast to December 31, 2015.
In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the profit forecast is based are included below. In accordance with Rule 28.4(c) of the Code, there is a clear distinction made between assumptions which the Directors of Liberty Global (or other members of Liberty Global’s management) can influence and those which they cannot influence.
Liberty Global has prepared the Liberty Global Profit Forecast on the basis of the following assumptions:
Factors outside the influence or control of Liberty Global and its Directors:
•economic and business conditions and industry trends in the countries in which we operate;
•the competitive environment in the industries in the countries in which we operate, including competitor responses to our products and services;
•fluctuations in currency exchange rates and interest rates;
•instability in global financial markets, including sovereign debt issues and related fiscal reforms;
•consumer disposable income and spending levels, including the availability and amount of individual consumer debt;
•changes in consumer television viewing preferences and habits;
•consumer acceptance of our existing service offerings, including our digital video, broadband internet, fixed-line telephony, mobile and business service offerings, and of new technology, programming alternatives and other products and services that we may offer in the future;
•changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.K., U.S. or in other countries in which we operate;
•changes in laws and government regulations that may impact the availability and cost of capital and the derivative instruments that hedge certain of our financial risks;
•the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; and
•events that are outside of our control, such as political unrest in international markets, terrorist attacks, malicious human acts, natural disasters, pandemics and other similar events.

Factors within the influence or control of Liberty Global and its Directors:
•the Liberty Global Profit Forecast excludes any one-time costs or benefits associated with any transaction with Cable & Wireless Communications plc;
•our ability to maintain or increase the number of subscriptions to our digital video, broadband internet, fixed-line telephony and mobile service offerings and our average revenue per household;
•our ability to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers;
•there will be no material change in the present management or control of Liberty Global or its existing operational strategy; and
•Liberty Global’s accounting policies will be consistently applied in the financial year to December 31,
2015.

The Directors of Liberty Global have considered the Liberty Global Profit Forecast and confirm that it is valid as at the date of this document and has been properly compiled on the basis of the assumptions set out above and that the basis of the accounting used is consistent with Liberty Global’s accounting policies.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our operations, strategies, future growth prospects and opportunities (in particular with respect to upselling and bundling of products); our expected revenue, OCF (including any profit forecasts) and FCF growth; 2016 initiatives, including the Liberty 3.0 program; subscriber and RGU growth, including our expectations for organic RGU additions in 2015; opportunities and demographics in Latin America and the Caribbean; our expectations with respect to our Ziggo synergy plan; the strength of our balance sheet, targeted leverage ratio and tenor of our third-party debt; plans and expectations with respect to new build and network extension opportunities; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network extension; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and our 2015 Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at September 30, 2015. In addition, we served five million mobile subscribers and offered WiFi service across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Matt Beake	+44 20 8483 6428

_______________________________________

[1]
We sold substantially all of our legacy content business on January 31, 2014 (the "Chellomedia Sale"). Accordingly, we have presented the disposed business as a discontinued operation for the nine months ended September 30, 2014.

[2]
On July 1, 2015, Liberty Global completed the "LiLAC Transaction" pursuant to which each holder of Liberty Global’s then-outstanding ordinary shares remained a holder of the same amount and class of new Liberty Global ordinary shares and received one share of the corresponding class of LiLAC ordinary shares for each 20 then-outstanding Liberty Global ordinary shares held as of the record date for such distribution, with cash issued in lieu of fractional LiLAC ordinary shares. The Liberty Global ordinary shares following the LiLAC Transaction and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to reflect or “track” the economic performance of the Liberty Global Group and the LiLAC Group (each as defined and described below), respectively. For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our quarterly report on Form 10-Q filed on November 5, 2015 (the "10-Q"). “Liberty Global Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding BV, Telenet and Ziggo Group Holding. “LiLAC Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it VTR and Liberty Puerto Rico.

[3]
Please see page 28 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[4]	Please see page 15 for information on rebased growth.

[5]	Please see page 18 for our Operating Cash Flow ("OCF") definition and the required reconciliation.

[6]	Please see page 21 for information on Free Cash Flow (“FCF”) and the required reconciliations.
7    Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed by the shares we hold in Sumitomo Corp. and ITV plc.

[8]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[9]
"Liberty 3.0” is a comprehensive plan to drive our top line growth, while maintaining tight control of our costs. We have looked expansively at our opportunities to accelerate new sources of revenue growth, including mobile, B2B and network extension, coupled with driving greater efficiencies in our business by leveraging our scale more effectively. Underpinning this program is a genuine commitment to customer centricity, which we believe is key to succeeding in an ever more demanding consumer market. We expect this transformation to occur over the next several years, and as with any program of this scale, the benefits will materialize over time rather than immediately. We believe that the successful implementation of Liberty 3.0 will ultimately lead to rebased growth rates for OCF in the high-single-digits over the medium term. Nevertheless, our ability to achieve these goals is subject to competitive, economic, regulatory and other factors outside of our control and no assurance can be given that we will be successful in delivering these growth rates.

[10]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[11]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[12]
In the U.K. and Belgium, we now offer our customers the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("split-contract programs"). Revenue associated with handsets sold under our split-contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our split-contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

[13]	Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred non-recurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin
Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred revenue is accounting for $5 million and $18 million of the rebased increases in Liberty Global Group's total B2B revenue for the three and nine months ended September 30, 2015, respectively.

[14]
Liberty Global Group's 20.5% and 17% rebased mobile revenue growth for each of the Q3 and YTD 2015 periods includes the positive impact of our split-contract programs in the U.K. and Belgium, as further described in footnote 13. Excluding the impact of mobile handset revenue (which includes a $57 million and $109 million benefit from our split-contract programs in Q3 and YTD 2015, respectively), our rebased mobile revenue growth would have been 2% and 4%, respectively.

[15]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Group and LiLAC Group are not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship.

[16]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[17]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[18]	Total debt includes capital lease obligations.

[19]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[20]
Our aggregate unused borrowing capacity of $4.0 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.8 billion attributed to the Liberty Global Group and $232 million attributed to LiLAC Group. Upon completion of the relevant September 30, 2015 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.6 billion. This consists of $3.4 billion attributed to the Liberty Global Group and $232 million attributed to the LiLAC Group.

Balance Sheets, Statements of Operations and Statements of Cash Flows

The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and nine months ended September 30, 2015, as compared to the corresponding prior-year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B and mobile services. For detailed information regarding the composition of our reportable segments, including information regarding certain changes to our reportable segments that we made during the fourth quarter of 2014 and the second quarter of 2015, see note 15 to our condensed consolidated financial statements included in our 10-Q.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2015, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2014 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2014 and 2015 in our rebased amounts for the three and nine months ended September 30, 2014 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2015, (ii) remove intercompany eliminations for the applicable periods in 2014 to conform to the presentation during the 2015 periods following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs, (iii) exclude the pre-disposition revenue and OCF of "offnet" subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first half of 2015 from our rebased amounts for the three and nine months ended September 30, 2014 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the three and nine months ended September 30, 2015, (iv) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the three and nine months ended September 30, 2014 to the same extent that the revenue and OCF from this partner network is excluded from our results for the three and nine months ended September 30, 2015, (v) exclude the pre-disposition revenue, OCF and associated intercompany eliminations of Film 1, which was disposed in the third quarter of 2015, from our rebased amounts for the three and nine months ended September 30, 2014 to the same extent that the revenue, OCF and associated intercompany eliminations are excluded from our results for the three and nine months ended September 30, 2015 and (vi) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2015. We have included Ziggo, Choice and two small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2014. We have included Ziggo, Choice and three small entities in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2014. We have reflected the revenue and OCF of the acquired entities in our 2014 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
Revenue	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,783.3	$1,863.4	$(80.1)	(4.3)	4.5
The Netherlands	681.4	301.6	379.8	125.9	(2.1)
Germany	603.5	671.7	(68.2)	(10.2)	7.0
Belgium	512.5	575.7	(63.2)	(11.0)	6.1
Switzerland/Austria	437.9	460.6	(22.7)	(4.9)	2.7
Total Western Europe	4,018.6	3,873.0	145.6	3.8	3.6
Central and Eastern Europe	266.2	312.0	(45.8)	(14.7)	1.6
Central and other	0.1	2.5	(2.4)	N.M.	*
Total European Operations Division	4,284.9	4,187.5	97.4	2.3	3.5
Corporate and other	8.3	19.0	(10.7)	(56.3)	*
Intersegment eliminations	(4.6)	(9.3)	4.7	N.M.	*
Total Liberty Global Group	4,288.6	4,197.2	91.4	2.2	3.5
LiLAC Group:
Chile	204.3	223.7	(19.4)	(8.7)	7.0
Puerto Rico	104.5	76.3	28.2	37.0	6.3
Total LiLAC Group	308.8	300.0	8.8	2.9	6.7
Total	$4,597.4	$4,497.2	$100.2	2.2	3.7

* - Omitted; N.M. - Not Meaningful

	Nine months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
Revenue	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$5,254.3	$5,607.6	$(353.3)	(6.3)	3.5
The Netherlands	2,072.7	936.0	1,136.7	121.4	(1.2)
Germany	1,792.4	2,056.4	(264.0)	(12.8)	5.9
Belgium	1,515.5	1,732.3	(216.8)	(12.5)	6.3
Switzerland/Austria	1,326.0	1,401.1	(75.1)	(5.4)	3.1
Total Western Europe	11,960.9	11,733.4	227.5	1.9	3.3
Central and Eastern Europe	801.6	960.4	(158.8)	(16.5)	1.2
Central and other	(3.7)	0.5	(4.2)	N.M.	*
Total European Operations Division	12,758.8	12,694.3	64.5	0.5	3.1
Corporate and other	33.9	55.0	(21.1)	(38.4)	*
Intersegment eliminations	(19.9)	(22.5)	2.6	N.M.	*
Total Liberty Global Group	12,772.8	12,726.8	46.0	0.4	3.1
LiLAC Group:
Chile	633.9	678.8	(44.9)	(6.6)	6.3
Puerto Rico	274.1	227.6	46.5	20.4	6.7
Total LiLAC Group	908.0	906.4	1.6	0.2	6.4
Inter-group eliminations	—	(0.1)	0.1	N.M.	*
Total	$13,680.8	$13,633.1	$47.7	0.3	3.3

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
OCF	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$777.0	$812.2	$(35.2)	(4.3)	3.8
The Netherlands	388.6	175.1	213.5	121.9	(1.2)
Germany	380.9	417.5	(36.6)	(8.8)	8.7
Belgium	258.3	287.9	(29.6)	(10.3)	6.9
Switzerland/Austria	269.6	272.4	(2.8)	(1.0)	6.6
Total Western Europe	2,074.4	1,965.1	109.3	5.6	4.4
Central and Eastern Europe	119.0	143.7	(24.7)	(17.2)	(1.3)
Central and other	(74.0)	(71.7)	(2.3)	N.M.	*
Total European Operations Division	2,119.4	2,037.1	82.3	4.0	3.5
Corporate and other	(55.3)	(45.0)	(10.3)	(22.9)	*
Total Liberty Global Group	2,064.1	1,992.1	72.0	3.6	3.0
LiLAC Group:
LiLAC Division:
Chile	82.5	86.6	(4.1)	(4.7)	11.2
Puerto Rico	46.4	32.7	13.7	41.9	8.9
Total LiLAC Division	128.9	119.3	9.6	8.0	10.4
Corporate and other	(1.1)	(0.8)	(0.3)	N.M.	*
Total LiLAC Group	127.8	118.5	9.3	7.8	10.2
Total	$2,191.9	$2,110.6	$81.3	3.9	3.4

* - Omitted; N.M. - Not Meaningful

	Nine months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
OCF	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$2,345.9	$2,433.3	$(87.4)	(3.6)	6.0
The Netherlands	1,127.5	543.5	584.0	107.5	(3.2)
Germany	1,111.8	1,277.5	(165.7)	(13.0)	5.8
Belgium	766.1	877.9	(111.8)	(12.7)	6.2
Switzerland/Austria	778.1	814.2	(36.1)	(4.4)	3.7
Total Western Europe	6,129.4	5,946.4	183.0	3.1	3.9
Central and Eastern Europe	355.5	449.1	(93.6)	(20.8)	(3.9)
Central and other	(214.6)	(214.5)	(0.1)	N.M.	*
Total European Operations Division	6,270.3	6,181.0	89.3	1.4	2.9
Corporate and other	(159.7)	(150.1)	(9.6)	(6.4)	*
Intersegment eliminations	—	4.0	(4.0)	N.M.	*
Total Liberty Global Group	6,110.6	6,034.9	75.7	1.3	2.6
LiLAC Group:
LiLAC Division:
Chile	246.1	255.1	(9.0)	(3.5)	9.7
Puerto Rico	120.7	95.4	25.3	26.5	11.2
Total LiLAC Division	366.8	350.5	16.3	4.7	10.2
Corporate and other	(3.2)	(2.4)	(0.8)	N.M.	*
Total LiLAC Group	363.6	348.1	15.5	4.5	10.0
Total	$6,474.2	$6,383.0	$91.2	1.4	3.0

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	in millions
Total segment operating cash flow	$2,191.9	$2,110.6	$6,474.2	$6,383.0
Share-based compensation expense	(125.0)	(73.1)	(253.0)	(182.6)
Depreciation and amortization	(1,458.4)	(1,313.5)	(4,387.6)	(4,084.0)
Impairment, restructuring and other operating items, net	(63.0)	(20.3)	(105.7)	(161.5)
Operating income	$545.5	$703.7	$1,727.9	$1,954.9

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2015:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,482.7	$64.7	$2,547.4	$272.9
Virgin Media[3]	14,651.2	182.6	14,833.8	198.3
UPC Holding	6,669.4	26.2	6,695.6	54.4
Unitymedia	7,605.8	730.0	8,335.8	2.8
Ziggo Group Holding	8,103.9	0.3	8,104.2	13.0
Telenet	3,822.9	382.5	4,205.4	331.2
Total Liberty Global Group	43,335.9	1,386.3	44,722.2	872.6
LiLAC Group unrestricted subsidiaries	—	—	—	99.1
VTR Finance	1,400.0	0.3	1,400.3	88.1
Liberty Puerto Rico	933.5	0.7	934.2	51.4
Total LiLAC Group	2,333.5	1.0	2,334.5	238.6
Total	$45,669.4	$1,387.3	$47,056.7	$1,111.2

Property and Equipment Additions and Capital Expenditures

The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconciles those additions to the capital expenditures that are presented in the attributed statements of cash flows included in Exhibit 99.1 to our 10-Q:

Liberty Global Group

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	$271.8	$264.4	$823.4	$887.7
Scalable infrastructure	190.8	166.7	518.8	495.6
Line extensions	125.4	89.4	325.9	270.2
Upgrade/rebuild	139.9	124.8	388.4	385.4
Support capital & other	253.3	199.2	764.3	552.1
Property and equipment additions	981.2	844.5	2,820.8	2,591.0
Assets acquired under capital-related vendor financing arrangements	(414.7)	(276.1)	(1,090.6)	(677.9)
Assets acquired under capital leases	(14.8)	(16.8)	(89.3)	(106.6)
Changes in current liabilities related to capital expenditures	(21.0)	24.7	40.8	64.2
Capital expenditures[4]	$530.7	$576.3	$1,681.7	$1,870.7

Property and equipment additions as % of revenue	22.9%	20.1%	22.1%	20.4%

LiLAC Group

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	$26.5	$27.9	$92.7	$90.1
Scalable infrastructure	13.4	13.8	32.0	30.1
Line extensions	9.7	11.0	32.3	41.3
Upgrade/rebuild	1.7	2.8	2.7	10.6
Support capital & other	7.6	8.3	25.1	26.2
Property and equipment additions	58.9	63.8	184.8	198.3
Changes in current liabilities related to capital expenditures	(0.5)	4.2	(15.0)	(22.7)
Capital expenditures	$58.4	$68.0	$169.8	$175.6

Property and equipment additions as % of revenue	19.1%	21.3%	20.4%	21.9%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding, Ziggo Group Holding and Telenet include notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.2 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries. In addition, the $56 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our condensed consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	in millions
Consolidated Liberty Global
Net cash provided by operating activities of our continuing operations	$1,473.5	$1,153.4	$4,159.3	$4,070.1
Increases in excess tax benefits from share-based compensation[5]	9.1	—	27.0	—
Cash payments for direct acquisition and disposition costs[6]	10.7	4.9	249.5	25.3
Expenses financed by an intermediary[7]	81.1	6.9	132.8	21.2
Capital expenditures	(589.1)	(644.3)	(1,851.5)	(2,046.3)
Principal payments on amounts financed by vendors and intermediaries	(177.6)	(167.5)	(909.7)	(566.9)
Principal payments on certain capital leases	(37.4)	(43.6)	(114.8)	(140.8)
FCF	$770.3	$309.8	$1,692.6	$1,362.6

Liberty Global Group
Net cash provided by operating activities of our continuing operations	$1,405.6	$1,120.6	$3,957.7	$3,867.2
Increases in excess tax benefits from share-based compensation	7.3	—	23.3	—
Cash payments for direct acquisition and disposition costs	10.1	3.3	244.9	23.3
Expenses financed by an intermediary	81.1	6.9	132.8	21.2
Capital expenditures	(530.7)	(576.3)	(1,681.7)	(1,870.7)
Principal payments on amounts financed by vendors and intermediaries	(177.6)	(167.5)	(909.7)	(566.9)
Principal payments on certain capital leases	(37.0)	(43.4)	(114.2)	(140.2)
FCF	$758.8	$343.6	$1,653.1	$1,333.9

LiLAC Group
Net cash provided by operating activities of our continuing operations	$67.9	$32.8	$201.6	$202.9
Increases in excess tax benefits from share-based compensation	1.8	—	3.7	—
Cash payments for direct acquisition and disposition costs	0.6	1.6	4.6	2.0
Capital expenditures	(58.4)	(68.0)	(169.8)	(175.6)
Principal payments on certain capital leases	(0.4)	(0.2)	(0.6)	(0.6)
FCF	$11.5	$(33.8)	$39.5	$28.7

______________________________

[5]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our condensed consolidated statements of cash flows.

6    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.
7    For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary. The inclusion of this adjustment represents a change in our definition of free cash flow that we implemented effective January 1, 2015. The free cash flow reported for the 2014 period has been revised to calculate free cash flow on a basis that is consistent with the new definition.

ARPU per Customer Relationship8
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended Sept. 30,				%	FX-Neutral[9]
	2015		2014		Change	% Change
Liberty Global Consolidated		$44.75		$48.33	(7.4)%	4.9%
Liberty Global Group		€39.59		€35.89	10.3%	5.0%
U.K. & Ireland (Virgin Media)		£48.74		£48.27	1.0%	1.8%
Germany (Unitymedia)		€23.10		€21.52	7.3%	7.3%
Belgium (Telenet)		€50.77		€48.23	5.3%	5.3%
The Netherlands		€44.62		€43.48	2.6%	2.6%
Other Europe		€27.00		€25.05	7.8%	1.8%
LiLAC Group		$56.00		$60.68	(7.7)%	3.6%
Chile (VTR)	CLP	33,042	CLP	32,006	3.2%	3.2%
Liberty Puerto Rico		$78.66		$84.09	(6.5)%	(6.5)%

Mobile Statistics10
The following tables provide ARPU per mobile subscriber11 and mobile subscribers12 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended Sept. 30,		%	FX-Neutral
	2015	2014	Change	% Change
Liberty Global Group:
Including interconnect revenue	$22.80	$26.53	(14.1)%	(4.8)%
Excluding interconnect revenue	$19.03	$21.78	(12.6)%	(3.5)%

LiLAC Group:
Including interconnect revenue	$25.53	$25.13	1.6%	19.0%
Excluding interconnect revenue	$23.31	$23.07	1.0%	18.4%

	Mobile Subscribers
	Sept. 30, 2015	June 30, 2015	Change
Liberty Global Group:
U.K.	3,027,300	3,014,400	12,900
Belgium	977,200	953,700	23,500
Germany	349,700	336,300	13,400
The Netherlands	180,900	178,800	2,100
Switzerland	24,800	19,500	5,300
Austria	8,000	4,900	3,100
Ireland	1,100	—	1,100
Total Western Europe	4,569,000	4,507,600	61,400
Hungary	24,700	20,400	4,300
Poland	7,900	8,600	(700)
Total CEE	32,600	29,000	3,600
Liberty Global Group	4,601,600	4,536,600	65,000
LiLAC Group - Chile	134,000	129,200	4,800
Grand Total	4,735,600	4,665,800	69,800
__________________________________________

[8]	Please see page 13 for the definition of ARPU per customer. The amounts for the three months ended September 30, 2014 do not include the impact of the Ziggo and Choice acquisitions.

[9]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[10]	Please see page 13 for the definition of mobile subscriber.

[11]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[12]
With the exception of the U.K. and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of September 30, 2015 and June 30, 2015, the mobile subscriber count in the U.K. included 808,400 and 850,500 prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 12,000 and 13,200 prepaid mobile subscribers, respectively.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2015, June 30, 2015 and September 30, 2014: 13

	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014	Q3’15 / Q2’15 (% Change)	Q3’15 / Q3’14 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	22,789,100	22,849,400	20,383,900	(0.3%)	11.8%
Broadband Internet RGUs	16,572,700	16,372,000	13,926,100	1.2%	19.0%
Telephony RGUs	13,809,400	13,650,300	11,714,700	1.2%	17.9%
Total Liberty Global Group	53,171,200	52,871,700	46,024,700	0.6%	15.5%

Customers
Single-Play Customers	9,937,500	10,084,900	9,650,900	(1.5%)	3.0%
Dual-Play Customers	4,216,300	4,194,600	3,644,500	0.5%	15.7%
Triple-Play Customers	11,600,400	11,465,900	9,694,900	1.2%	19.7%
Total Liberty Global Group	25,754,200	25,745,400	22,990,300	—%	12.0%

% of Single-Play Customers	38.6%	39.2%	41.9%	(1.5%)	(7.9%)
% of Dual-Play Customers	16.4%	16.3%	15.9%	0.6%	3.1%
% of Triple-Play Customers	45.0%	44.5%	42.2%	1.1%	6.6%

RGUs per customer relationship	2.06	2.05	2.00	0.5%	3.0%

LiLAC Group
Total RGUs
Video RGUs	1,291,200	1,290,700	1,226,900	—%	5.2%
Broadband Internet RGUs	1,307,100	1,285,900	1,137,900	1.6%	14.9%
Telephony RGUs	889,800	888,000	859,600	0.2%	3.5%
Total LiLAC Group	3,488,100	3,464,600	3,224,400	0.7%	8.2%

Customers
Single-Play Customers	561,200	559,400	489,800	0.3%	14.6%
Dual-Play Customers	367,400	365,100	322,100	0.6%	14.1%
Triple-Play Customers	730,700	725,000	696,800	0.8%	4.9%
Total LiLAC Group	1,659,300	1,649,500	1,508,700	0.6%	10.0%

% of Single-Play Customers	33.9%	33.9%	32.5%	—%	4.3%
% of Dual-Play Customers	22.1%	22.1%	21.3%	—%	3.8%
% of Triple-play Customers	44.0%	44.0%	46.2%	—%	(4.8%)

RGUs per customer relationship	2.10	2.10	2.14	—%	(1.9%)
_____________________________________________

13 The September 30, 2014 amounts do not include the impact of the Ziggo and Choice acquisitions.

	Consolidated Operating Data — September 30, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

U.K.	12,745,800	12,724,800	5,060,400	12,606,000	—	3,726,100	—	—	3,726,100	4,625,800	4,254,100
Germany	12,749,700	12,538,200	7,134,300	12,424,900	5,052,400	1,462,400	—	—	6,514,800	3,044,600	2,865,500
The Netherlands(11)	7,014,700	7,000,500	4,141,700	9,780,100	803,400	3,336,400	—	—	4,139,800	3,094,900	2,545,400
Belgium	2,930,800	2,930,800	2,180,000	4,820,500	356,200	1,703,500	—	—	2,059,700	1,556,800	1,204,000
Switzerland(11)	2,194,500	2,194,000	1,380,800	2,593,700	646,900	684,600	—	—	1,331,500	759,700	502,500
Austria	1,365,700	1,365,700	650,200	1,365,200	141,300	362,700	—	—	504,000	479,200	382,000
Ireland	853,700	764,300	503,600	1,104,800	33,300	318,400	—	23,900	375,600	371,300	357,900
Total Western Europe	39,854,900	39,518,300	21,051,000	44,695,200	7,033,500	11,594,100	—	23,900	18,651,500	13,932,300	12,111,400
Poland	2,868,300	2,797,400	1,415,500	2,784,000	249,700	936,400	—	—	1,186,100	1,019,500	578,400
Hungary	1,602,000	1,585,500	1,086,700	2,023,900	182,500	461,400	285,700	—	929,600	576,500	517,800
Romania	2,571,200	2,491,400	1,206,800	2,038,800	290,500	580,400	326,300	—	1,197,200	471,000	370,600
Czech Republic	1,411,600	1,354,600	718,100	1,193,700	98,800	361,500	118,700	—	579,000	451,700	163,000
Slovakia	519,500	496,400	276,100	435,600	33,800	143,500	67,900	500	245,700	121,700	68,200
Total CEE	8,972,600	8,725,300	4,703,200	8,476,000	855,300	2,483,200	798,600	500	4,137,600	2,640,400	1,698,000
Total Liberty Global Group	48,827,500	48,243,600	25,754,200	53,171,200	7,888,800	14,077,300	798,600	24,400	22,789,100	16,572,700	13,809,400

Chile	3,034,900	2,518,000	1,259,800	2,718,800	97,500	928,700	—	—	1,026,200	993,600	699,000
Puerto Rico	1,068,200	1,068,200	399,500	769,300	—	265,000	—	—	265,000	313,500	190,800
Total LiLAC Group	4,103,100	3,586,200	1,659,300	3,488,100	97,500	1,193,700	—	—	1,291,200	1,307,100	889,800

Grand Total	52,930,600	51,829,800	27,413,500	56,659,300	7,986,300	15,271,000	798,600	24,400	24,080,300	17,879,800	14,699,200

	Subscriber Variance Table - September 30, 2015 vs. June 30, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

U.K.	40,300	40,700	41,800	67,500	—	(10,700)	—	—	(10,700)	55,500	22,700
Germany	16,900	77,700	14,000	102,200	(59,800)	57,200	—	—	(2,600)	58,000	46,800
The Netherlands(11)	7,800	8,200	(43,600)	(18,000)	(32,100)	(11,400)	—	—	(43,500)	29,200	(3,700)
Belgium	4,800	4,800	(1,400)	25,800	(13,700)	9,600	—	—	(4,100)	13,400	16,500
Switzerland(11)	—	100	(21,200)	(12,500)	(18,400)	(3,100)	—	—	(21,500)	4,000	5,000
Austria	4,400	4,400	(100)	7,300	(2,300)	(1,200)	—	—	(3,500)	4,000	6,800
Ireland	600	4,400	(1,600)	5,800	(1,500)	(500)	—	(1,700)	(3,700)	4,000	5,500
Total Western Europe	74,800	140,300	(12,100)	178,100	(127,800)	39,900	—	(1,700)	(89,600)	168,100	99,600
Poland	42,200	47,400	(2,900)	19,200	(9,600)	10,900	—	—	1,300	8,800	9,100
Hungary	13,300	13,300	6,300	22,600	(11,200)	12,900	2,800	—	4,500	8,600	9,500
Romania	40,100	57,200	14,400	67,700	(10,500)	11,800	13,500	—	14,800	10,200	42,700
Czech Republic	12,600	25,600	3,500	6,800	6,600	(2,200)	1,000	—	5,400	3,300	(1,900)
Slovakia	11,700	11,300	(400)	5,100	2,500	(100)	900	—	3,300	1,700	100
Total CEE	119,900	154,800	20,900	121,400	(22,200)	33,300	18,200	—	29,300	32,600	59,500
Total Liberty Global Group	194,700	295,100	8,800	299,500	(150,000)	73,200	18,200	(1,700)	(60,300)	200,700	159,100

Chile	35,600	36,800	9,200	17,300	(4,700)	8,000	—	—	3,300	15,900	(1,900)
Puerto Rico	3,000	3,000	600	6,200	—	(2,800)	—	—	(2,800)	5,300	3,700
Total LiLAC Group	38,600	39,800	9,800	23,500	(4,700)	5,200	—	—	500	21,200	1,800

Grand Total	233,300	334,900	18,600	323,000	(154,700)	78,400	18,200	(1,700)	(59,800)	221,900	160,900

Organic Change Summary:
U.K.	40,300	40,700	41,800	67,500	—	(10,700)	—	—	(10,700)	55,500	22,700
Germany	16,900	18,500	14,000	102,200	(52,800)	50,200	—	—	(2,600)	58,000	46,800
The Netherlands	7,800	8,200	(43,600)	(18,000)	(32,100)	(11,400)	—	—	(43,500)	29,200	(3,700)
Belgium	4,800	4,800	(1,400)	25,800	(13,700)	9,600	—	—	(4,100)	13,400	16,500
Other Europe	119,300	163,700	(5,400)	118,600	(47,800)	28,500	18,200	(1,700)	(2,800)	44,600	76,800
Total Liberty Global Group	189,100	235,900	5,400	296,100	(146,400)	66,200	18,200	(1,700)	(63,700)	200,700	159,100
Chile	35,600	36,800	9,200	17,300	(4,700)	8,000	—	—	3,300	15,900	(1,900)
Puerto Rico	3,000	3,000	600	6,200	—	(2,800)	—	—	(2,800)	5,300	3,700
Total LiLAC Group	38,600	39,800	9,800	23,500	(4,700)	5,200	—	—	500	21,200	1,800
Total Organic Change	227,700	275,700	15,200	319,600	(151,100)	71,400	18,200	(1,700)	(63,200)	221,900	160,900

Q3 2015 Adjustments:
Q3 2015 Acquisition - Czech Republic.....................................	5,600	—	3,400	3,400	3,400	—	—	—	3,400	—	—
Q3 2015 - Germany Adjustments...............................	—	59,200	—	—	(7,000)	7,000	—	—	—	—	—
Net Adjustments	5,600	59,200	3,400	3,400	(3,600)	7,000	—	—	3,400	—	—

Net Adds (Reductions)	233,300	334,900	18,600	323,000	(154,700)	78,400	18,200	(1,700)	(59,800)	221,900	160,900

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 120,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a Multi-channel Multipoint (“microwave”) Distribution System.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 60,200 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 98,200 subscribers who have requested and received this service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 44,700 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 51,000 subscribers who have requested and received this service.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2015, Switzerland's partner networks account for 140,900 Customer Relationships, 282,700 RGUs, 104,800 Enhanced Video Subscribers, 105,400 Internet Subscribers, and 72,500 Telephony Subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.